EXHIBIT 10.3

                AMENDMENT TO MANAGEMENT EQUITY OWNERSHIP PROGRAM
                ------------------------------------------------

         WHEREAS, the Company's Management Equity Ownership Program ("MEOP") was approved by the Board of Directors on April 29, 1997; and

         WHEREAS, Section 1.7 of the MEOP defines the term Change in Control;
         and

         WHEREAS, Section 1.14 of the MEOP defines the term Fair Market Value;
         and

         WHEREAS, the Compensation and Benefits Committee has recommended that the definition of Change in Control be amended to disregard securities acquired directly from the Company and thereby conform such definition to the definition of Change in Control contained in other Company plans; and

         WHEREAS, the Compensation and Benefits Committee has recommended that the definition of Fair Market Value be amended to conform such definition to the definition of Fair Market Value contained in other Company plans; and

         NOW, THEREFORE BE IT RESOLVED, that the Board of Directors hereby amends Section 1.7 (i) of the MEOP to add the following to the last sentence:

                  provided, however, that Company securities acquired directly from the Company shall be disregarded for this purpose;

         FURTHER RESOLVED, that the Board of Directors hereby amends Section
         1.14 of the MEOP to read as follows:

                           1.14 FAIR MARKET VALUE means, on any given date, the
                  closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.